Exhibit 99.1
ATLAS PIPELINE PARTNERS, L.P.
REPORTS RECORD THIRD QUARTER 2005 RESULTS AND
DECLARES RECORD DISTRIBUTION OF $0.81 PER COMMON UNIT
Philadelphia, PA, October 27, 2005 — Atlas Pipeline Partners, L.P. (NYSE:APL) (the “Partnership”) today reported earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP measure, of $13.7 million for the third quarter 2005 compared with $4.1 million for the prior year third quarter, an increase of $9.6 million or 235%. Net income for the third quarter 2005 was $7.1 million, or $0.48 per limited partner unit, compared with $2.0 million for the third quarter 2004, or $0.09 per limited partner unit. The period over period increase in EBITDA was principally related to contribution from the ETC Oklahoma Pipeline, Ltd. (“Elk City”) acquisition, which was acquired in April 2005, and continued growth in the Partnership’s Mid-Continent and Appalachian operations. The increase in quarterly net income was also attributable to $3.0 million of costs incurred in the third quarter 2004 in connection with the Partnership’s terminated attempt to acquire Alaska Pipeline Company and subsequent legal action. The Partnership settled the matter in the fourth quarter 2004 and received $5.5 million. Total revenues for the third quarter 2005 were a record $102.6 million compared with $34.9 million for the third quarter 2004.
On October 27, 2005, the Partnership declared a record quarterly cash distribution for the third quarter 2005 of $0.81 per limited partner unit, payable November 14, 2005 to holders of record as of November 7, 2005. Distributions declared for the first nine months of 2005 of $2.33 per limited partner unit represent a 19% increase compared with distributions declared per limited partner unit for the first nine months of 2004.
On October 19, 2005, the Partnership announced plans to construct a new 120 million cubic feet per day (“mmcfd”) cryogenic gas processing plant in Beckham County, Oklahoma. The new facility, to be known as the Sweetwater gas plant (the “Sweetwater” plant), will be located west of the Partnership’s Elk City gas plant, and is being built to further access natural gas production actively being developed in western Oklahoma and the Texas panhandle. The Partnership expects the Sweetwater plant to be completed in the third quarter of 2006.
On September 21, 2005, the Partnership announced that it had entered into an agreement with a subsidiary of OGE Energy Corp. to acquire a subsidiary which owns a 75% operating interest in NOARK Pipeline System, Limited Partnership (“NOARK”). NOARK’s assets include a FERC-regulated interstate pipeline and an unregulated natural gas gathering system. Total consideration will be $163 million, subject to working capital adjustments. Consummation of the acquisition, expected to occur in the fourth quarter of 2005, is subject to customary closing conditions.
“Third quarter 2005 represents significant success towards our strategic objectives,” said Edward E. Cohen, Chairman and Chief Executive Officer of the Partnership’s general partner. “First, we are very excited about our opportunity to acquire control of NOARK. This acquisition establishes our presence in the long-haul pipeline business and expands our gathering operations while providing us with additional fixed-fee revenue streams. We anticipate our interest in NOARK will provide us with organic growth opportunities upon which we expect to capitalize. In addition to the NOARK transaction, our record quarterly EBITDA exhibited the strength of our Mid-Continent and Appalachia operations. A full quarter’s contribution from our Elk City system, which was acquired in April 2005, solid growth in our Appalachia business resulting from escalated drilling activity, and strong demand for the products we transport and produce allowed us to exceed our earnings expectations. These factors support the increase in our quarterly distribution to $0.81 per limited partner unit, representing a 17% rise over the third quarter 2004 and our sixth consecutive distribution increase. We believe this increase demonstrates the current and future expectations of our operations and embodies our objective to maximize return to our unitholders.”
Segment Analysis
Mid-Continent
The Mid-Continent segment, which was initiated upon the acquisition of the Velma system assets in July 2004 and further expanded with the acquisition of the Elk City system assets in April 2005, recognized natural gas and liquids revenues of $96.2 million for the third quarter 2005, an increase of $66.2 million from the third quarter 2004. This increase reflects the contribution from the Elk City system acquisition, higher volumes from the Velma system, and an increase in commodity prices. Velma’s gross natural gas gathered volume averaged 68.5 mmcfd for the third quarter

2005, an increase of 23% from the prior year’s comparable quarter. For the third quarter 2005, the Velma system connected 15 new wells to its gas gathering system. Overall, 112 new wells were connected to the Velma system for the twelve months ended September 30, 2005. For the Elk City system, gross natural gas gathered volume averaged 240.8 mmcfd, and 17 new wells were connected to the system for the third quarter 2005, or 26 new wells since its date of acquisition.
Appalachia
Transmission and compression revenues for the Appalachia system increased to $6.3 million for the third quarter 2005, a 34% increase from $4.7 million for the third quarter 2004. For the third quarter 2005, Appalachia segment profit was $4.0 million, or 36% of total segment operating profit for the period, compared with $3.3 million, or 50% of total segment operating profit, for the prior year third quarter. Average transportation rate per thousand cubic feet (“mcf”) rose to $1.19 for the third quarter 2005 from $0.93 for the prior year third quarter due mainly to the rise in natural gas prices. Throughput volumes increased to 57.3 mmcfd for the third quarter 2005, an increase of 5.4% from the third quarter 2004. These increases were principally due to an increase in wells connected to the pipeline system and the completion of a capacity expansion project on certain sections of our pipeline system during the period. For the third quarter 2005, 151 new wells were connected to the gathering system. Overall, 442 new wells were connected to the system for the twelve months ended September 30, 2005 compared with 340 wells connected for the twelve months ended September 30, 2004.
Corporate and Other
General and administrative expenses, including amounts reimbursed to affiliates, increased $1.1 million to $2.8 million for the third quarter 2005 from $1.7 million for the third quarter 2004. This increase was primarily related to general and administrative expenses associated with the operations of the acquired assets in the Mid-Continent region and a $0.5 million increase in non-cash compensation expense related to vesting of incentive awards. Depreciation and amortization increased $2.4 million to $3.4 million for the third quarter 2005 due principally to the depreciation and amortization on the assets acquired.
Interest expense increased to $3.2 million for the third quarter 2005, an increase of $2.1 million from the prior year third quarter. This increase was primarily related to interest associated with borrowings under the credit facility to finance the acquired assets. At September 30, 2005, there was $183.5 million outstanding under this facility.
Interested parties are invited to access the live webcast of an investor call with management regarding our third quarter and nine month results on Friday morning, October 28, 2005 at 8:30 am EDT by going to the home page of the Partnership’s website at www.atlaspipelinepartners.com. An audio replay of the conference call will also be available beginning at 10:30 am EDT on Friday, October 28, 2005 until 11:59 pm on Monday, November 28, 2005. To access the replay, dial 1-888-286-8010 and enter conference code 30212048.
Atlas Pipeline Partners, L.P. is active in the gas gathering and processing segment of the mid-stream natural gas industry. In the Mid-Continent region of Oklahoma and northern Texas, APL owns and operates approximately 2,200 miles of gas gathering pipeline. APL transports approximately 310 mmcfd from more than 880 receipt points or wells to its gas processing and treating facilities in Velma, Elk City and Prentiss, Oklahoma where natural gas liquids (NGL) and impurities are removed. APL then sells the resulting residue gas and NGL and remits a portion of those proceeds to the producer. In Appalachia, it owns and operates more than 1,500 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio to which more than 5,120 wells are currently connected. APL gathers approximately 57.3 mmcfd from these wells. In Mid-Continent and Appalachia, the fees paid to APL are based on a percentage of the gross selling price of the gas or NGL, fixed fee per mcf transported, or on percent of index. For more information, visit our website at www.atlaspipelinepartners.com or contact pschreiber@atlaspipelinepartners.com.
Atlas America, Inc. (Nasdaq:ATLS), the parent company of Atlas Pipeline Partners, L.P.’s general partner and owner of 1,641,026 units of limited partner interest of APL, is an energy company engaged primarily in the development and production of natural gas in the Appalachian Basin for its own account and for its investors through the offering of tax advantaged investment programs. For more information, please visit our website at www.atlasamerica.com, or contact investor relations at pschreiber@atlasamerica.com.

Statements made in this release may include forward-looking statements, which involve substantial risks and uncertainties. The Partnership’s actual results, performance or achievements could differ materially from those expressed or implied in this release as a result of many factors, including competition within the energy industry, climactic conditions, volatility in the price of gas in the Appalachian and Mid-continent area, actual versus projected drilling activity, volumetric production from wells connected to the Partnership’s gas-gathering pipeline system, and the cost of supplies and services in the energy industry and the other factors disclosed under “risk factors” in the Partnership’s most recent 10-K.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES
Financial Summary
(in thousands, except per unit amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
INCOME STATEMENT	September 30,		September 30,
	2005	2004	2005	2004
Revenues:
Natural gas and liquids	$96,234	$30,048	$218,268	$30,048
Transportation and compression — affiliates	6,248	4,645	16,447	13,292
Transportation and compression — third parties	16	20	54	52
Interest income and other	147	166	352	282

Total revenues and other income	102,645	34,879	235,121	43,674

Costs and expenses:
Natural gas and liquids	82,537	24,588	184,578	24,588
Plant operating	2,745	931	7,242	931
Transportation and compression	871	564	2,169	1,709
General and administrative	2,431	1,344	7,763	2,180
Compensation reimbursement — affiliates	412	393	1,365	721
Terminated acquisition costs	(9)	2,987	138	2,987
Depreciation and amortization	3,438	1,021	8,495	2,132
Interest	3,166	1,076	8,478	1,202

Total costs and expenses	95,591	32,904	220,228	36,450

Net income	7,054	1,975	14,893	7,224
Premium on preferred unit redemption	—	400	—	400

Net income attributable to partners	$7,054	$1,575	$14,893	$6,824

Allocation of net income attributable to partners:
Limited partners’ interest	$4,600	$624	$9,003	$5,105
General partner’s interest	2,454	951	5,890	1,719

Net income attributable to partners	$7,054	$1,575	$14,893	$6,824

Net income attributable to partners per limited partner unit:
Basic	$0.48	$0.09	$1.09	$0.94

Diluted	$0.48	$0.09	$1.09	$0.94

Weighted average limited partner units outstanding:
Basic	9,511	6,839	8,226	5,416

Diluted	9,591	6,844	8,277	5,418

Capital expenditure data:
Maintenance capital expenditures	$245	$247	$1,110	$844
Expansion capital expenditures	11,391	1,651	33,409	3,575

Total	$11,636	$1,898	$34,519	$4,419

	September 30,	December 31,
Balance Sheet Data (at period end):	2005	2004
Cash and cash equivalents	$12,035	$18,214
Total debt	183,645	54,452
Total partners’ capital	187,028	136,704

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES
Segment Information
(in thousands — unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Mid-Continent:
Revenues
Natural gas and liquids	$96,234	$30,048	$218,268	$30,048
Interest income and other	60	24	77	24

Total revenues and other income	96,294	30,072	218,345	30,072

Costs and expenses
Natural gas and liquids	82,537	24,588	184,578	24,588
Plant operating	2,745	931	7,242	931
General and administrative	1,258	634	4,307	634
Depreciation and amortization	2,739	613	6,597	613

Total costs and expenses	89,279	26,766	202,724	26,766

Segment profit	$7,015	$3,306	$15,621	$3,306

Appalachia:
Revenues
Transportation and compression	$6,264	$4,665	$16,501	$13,344
Interest income and other	87	142	275	258

Total revenues and other income	6,351	4,807	16,776	13,602

Costs and expenses
Transportation and compression	871	564	2,169	1,709
General and administrative	801	551	2,410	1,133
Depreciation and amortization	699	408	1,898	1,519

Total costs and expenses	2,371	1,523	6,477	4,361

Segment profit	$3,980	$3,284	$10,299	$9,241

Reconciliation of segment profit to net income:
Segment profit
Mid-Continent	$7,015	$3,306	$15,621	$3,306
Appalachia	3,980	3,284	10,299	9,241

Total segment profit	10,995	6,590	25,920	12,547
Corporate general and administrative	(784)	(552)	(2,411)	(1,134)
Interest	(3,166)	(1,076)	(8,478)	(1,202)
Terminated acquisition costs	9	(2,987)	(138)	(2,987)

Net income	$7,054	$1,975	$14,893	$7,224

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES
(in thousands — unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Reconciliation of net income to non-GAAP measure(1):
Net income	$7,054	$1,975	$14,893	$7,224
Depreciation and amortization	3,438	1,021	8,495	2,132
Interest expense	3,166	1,076	8,478	1,202

EBITDA	13,658	4,072	31,866	10,558

Interest expense	(3,166)	(1,076)	(8,478)	(1,202)
Non-cash compensation expense	640	154	2,798	191
Amortization of deferred financing costs (included within interest expense)	266	87	1,741	163
Premium on preferred unit redemption	—	(400)	—	(400)
Maintenance capital expenditures	(245)	(247)	(1,110)	(844)

Distributable cash flow	$11,153	$2,590	$26,817	$8,466

(1)	EBITDA and distributable cash flow are non-GAAP (generally accepted accounting principles) financial measures under the rules of the Securities and Exchange Commission (SEC). Management of the Partnership believes that EBITDA and distributable cash flow provide additional information for evaluating the Partnership’s ability to make distributions to its unitholders and the general partner, among other things. These measures are widely used by commercial banks, investment bankers, rating agencies and investors in evaluating performance relative to peers and pre-set performance standards. EBITDA is also a financial measurement that, with certain negotiated adjustments, is utilized within the Partnership’s financial covenants under its credit facility. EBITDA and distributable cash flow are not measures of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income, operating income, or cash flows from operating activities in accordance with GAAP.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES
Operating Highlights

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Mid-Continent — Velma System(1)
Gas
Gross natural gas gathered — mcf/day	68,469	55,580	69,091	55,580
Gross natural gas processed — mcf/day	62,439	54,755	64,581	54,755
Gross residue natural gas — mcf/day	53,235	41,555	52,471	41,555
Natural Gas Liquid
Gross NGL sales — barrels/day	6,877	5,916	6,812	5,916
Condensate
Gross condensate sales — barrels/day	293	204	269	204

Mid-Continent — Elk City System(2)
Gas
Gross natural gas gathered — mcf/day	240,774	—	242,294	—
Gross natural gas processed — mcf/day	115,913	—	116,688	—
Gross residue natural gas — mcf/day	106,783	—	107,182	—
Natural Gas Liquid
Gross NGL sales — barrels/day	5,130	—	5,317	—
Condensate
Gross condensate sales — barrels/day	123	—	121	—

Appalachia
Gas
Throughput — mcf/day	57,294	54,337	54,804	52,745
Average transportation rate per mcf	$1.19	$0.93	$1.10	$0.92
Total transportation and compression revenue (in thousands)	$6,264	$4,665	$16,501	$13,344

(1)	Included from its date of acquisition on July 16, 2004.

(2)	Included from is date of acquisition on April 14, 2005.
     Mcf — thousand cubic feet